Exhibit 99.2

CSX Announces Fourth Quarter and Full Year 2019 Financial Results

JACKSONVILLE, Fla. - January 16, 2020 - CSX Corporation (NASDAQ: CSX) today announced fourth quarter 2019 net earnings of $771 million, or $0.99 per share, versus $843 million, or $1.01 per share in the same period last year. CSX’s operating ratio set a company fourth quarter record of 60.0 percent, compared with 60.3 percent in the prior year.
For the full year 2019, CSX generated net earnings of $3.33 billion, or $4.17 per share, versus $3.31 billion, or $3.84 per share in 2018, an increase of 1% and 9%, respectively. CSX’s full year 2019 operating ratio of 58.4 percent represents a new U.S. Class I railroad record, improving upon last year’s record result of 60.3 percent.
“The railroad has never run better and we are delivering great service to our customers,” said James M. Foote, president and chief executive officer. “What is really amazing is how our employees stepped up to produce efficiencies during tough economic conditions.”
Revenue for the fourth quarter decreased 8 percent versus prior year to $2.89 billion due to lower volumes and negative mix from coal market headwinds. Expenses decreased 9 percent year over year to $1.73 billion, driven by continued efficiency gains and volume-related savings. Operating income was down 8 percent to $1.15 billion compared to the same period last year.
CSX executives will conduct a conference call with the investment community this afternoon, January 16, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-327-6279 (1-888-EARN-CSX). For callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call and enter in 3276279 as the passcode.
In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.
This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Bill Slater
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 359-1334
Non-GAAP Measures...........................p. 11	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS
(Dollars in millions, except per share amounts)

	(Unaudited)				(Unaudited)
	Quarters Ended				Years Ended
	Dec. 31, 2019	Dec. 31 2018	$ Change	% Change	Dec. 31, 2019	Dec. 31 2018	$ Change	% Change

Revenue	$2,885	$3,143	$(258)	(8)%	$11,937	$12,250	$(313)	(3)%
Expense
Labor and Fringe	658	678	20	3	2,616	2,738	122	4
Materials, Supplies and Other	436	542	106	20	1,784	1,967	183	9
Depreciation	344	345	1	—	1,349	1,331	(18)	(1)
Fuel	216	253	37	15	906	1,046	140	13
Equipment and Other Rents	101	93	(8)	(9)	408	395	(13)	(3)
Equity Earnings of Affiliates	(24)	(17)	7	41	(91)	(96)	(5)	(5)
Total Expense	1,731	1,894	163	9	6,972	7,381	409	6

Operating Income	1,154	1,249	(95)	(8)	4,965	4,869	96	2

Interest Expense	(189)	(171)	(18)	(11)	(737)	(639)	(98)	(15)
Other Income - Net(a)	16	20	(4)	(20)	88	74	14	19
Earnings Before Income Taxes	981	1,098	(117)	(11)	4,316	4,304	12	—

Income Tax Expense(b)	(210)	(255)	45	18	(985)	(995)	10	1
Net Earnings	$771	$843	$(72)	(9)%	$3,331	$3,309	$22	1%

Operating Ratio	60.0%	60.3%			58.4%	60.3%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.99	$1.01	$(0.02)	(2)%	$4.17	$3.84	$0.33	9%

Average Shares Outstanding, Assuming Dilution (Millions)	778	833			798	861

CSX Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Dec. 31, 2019	Dec. 31, 2018
ASSETS

Cash and Cash Equivalents	$958	$858
Short-Term Investments	996	253
Other Current Assets	1,324	1,454
Properties - Net	32,168	31,998
Investment in Affiliates and Other Companies	1,879	1,779
Other Long-Term Assets(c)	932	387
Total Assets	$38,257	$36,729

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$245	$18
Other Current Liabilities(c)	1,906	1,897
Long-Term Debt	15,993	14,739
Deferred Income Taxes - Net	6,961	6,690
Other Long-Term Liabilities(c)	1,289	805
Total Liabilities	26,394	24,149

Total Shareholders' Equity	11,863	12,580
Total Liabilities and Shareholders' Equity	$38,257	$36,729

CSX Corporation

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(Dollars in millions)

	(Unaudited)
	Years Ended
	Dec. 31 2019	Dec. 31 2018
OPERATING ACTIVITIES
Net Earnings	$3,331	$3,309
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	1,349	1,331
Deferred Income Tax Expense	273	279
Gain on Property Dispositions	(151)	(154)
Equity Earnings of Affiliates	(91)	(96)
Cash Payments for Restructuring Charge	—	(15)
Other Operating Activities - Net	139	(13)
Net Cash Provided by Operating Activities	4,850	4,641

INVESTING ACTIVITIES
Property Additions	(1,657)	(1,745)
Proceeds from Property Dispositions	254	319
Purchases of Short-Term Investments	(2,838)	(736)
Proceeds from Sales of Short-Term Investments	2,108	505
Other Investing Activities	31	(27)
Net Cash Used in Investing Activities	(2,102)	(1,684)

FINANCING ACTIVITIES
Long-term Debt Issued	2,000	3,000
Long-term Debt Repaid	(518)	(19)
Dividends Paid	(763)	(751)
Shares Repurchased(d)	(3,373)	(4,671)
Other Financing Activities	6	(59)
Net Cash Used in Financing Activities	(2,648)	(2,500)

Net Increase in Cash and Cash Equivalents	100	457

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	858	401
Cash and Cash Equivalents at End of Period	$958	$858

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)	Other Income - Net: Costs of $10 million associated with the early redemption of long-term debt were partially offset by increased interest income as a result of higher average investment balances.

b)
Income Tax Benefit: During fourth quarter 2019, the Company recognized $31 million in tax benefits primarily due to the resolution of certain state tax matters and a favorable federal legislative change. During fourth quarter 2018, the Company recorded favorable adjustments to income tax expense totaling $14 million primarily due to a change in the valuation of state tax liabilities as a result of the 2017 filings and the settlement of state income tax matters.

c)
New Lease Accounting Guidance: On January 1, 2019, the Company adopted Accounting Standard Update, Leases, which requires lessees to recognize most leases on their balance sheets as a right-of-use asset with a related lease liability. As of December 31, 2019, right-of-use assets of $532 million are included in other long-term assets and the related lease liabilities are included in other current and other long-term liabilities on the condensed consolidated balance sheets.

d)	Shares Repurchased: During fourth quarters and years ended 2019 and 2018, the Company engaged in the following repurchase activities:

	Quarters Ended		Years Ended
	Dec. 31, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018
Shares Repurchased (Millions)	9	26	48	72
Cost of Shares (Dollars in millions)	$606	$1,855	$3,373	$4,671
Average Cost per Share Repurchased	$68.09	$69.80	$70.54	$64.64
On October 17, 2019, the Company repurchased 4.7 million shares from MR Argent Advisor LLC, a CSX shareholder, on behalf of certain limited partners of its affiliated funds (“Mantle Ridge”) under the existing $5 billion share repurchase authorization. These repurchased shares are included in the table above.

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended December 31, 2019 and December 31, 2018

	Volume			Revenue			Revenue Per Unit
	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change
Chemicals	163	172	(5)%	$577	$598	(4)%	$3,540	$3,477	2%
Agricultural and Food Products	118	116	2	354	347	2	3,000	2,991	—
Automotive	110	122	(10)	299	333	(10)	2,718	2,730	—
Minerals	87	78	12	138	130	6	1,586	1,667	(5)
Forest Products	71	73	(3)	214	217	(1)	3,014	2,973	1
Fertilizers	60	60	—	108	110	(2)	1,800	1,833	(2)
Metals and Equipment	56	65	(14)	170	180	(6)	3,036	2,769	10
Total Merchandise	665	686	(3)	1,860	1,915	(3)	2,797	2,792	—
Coal	192	230	(17)	459	586	(22)	2,391	2,548	(6)
Intermodal	682	732	(7)	449	492	(9)	658	672	(2)
Other	—	—	—	117	150	(22)	—	—	—
Total	1,539	1,648	(7)%	$2,885	$3,143	(8)%	$1,875	$1,907	(2)%

Years Ended December 31, 2019 and December 31, 2018

	Volume			Revenue			Revenue Per Unit
	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change
Chemicals	668	675	(1)%	$2,343	$2,339	—%	$3,507	$3,465	1%
Agricultural and Food Products	469	447	5	1,410	1,306	8	3,006	2,922	3
Automotive	456	463	(2)	1,236	1,267	(2)	2,711	2,737	(1)
Minerals	335	315	6	550	518	6	1,642	1,644	—
Forest Products	288	285	1	878	850	3	3,049	2,982	2
Fertilizers	243	248	(2)	431	442	(2)	1,774	1,782	—
Metals and Equipment	248	267	(7)	741	769	(4)	2,988	2,880	4
Total Merchandise	2,707	2,700	—	7,589	7,491	1	2,803	2,774	1
Coal	843	887	(5)	2,070	2,246	(8)	2,456	2,532	(3)
Intermodal	2,670	2,895	(8)	1,760	1,931	(9)	659	667	(1)
Other	—	—	—	518	582	(11)	—	—	—
Total	6,220	6,482	(4)%	$11,937	$12,250	(3)%	$1,919	$1,890	2%

CSX Corporation

VOLUME AND REVENUE
Total revenue decreased 8% in fourth quarter 2019 when compared to fourth quarter 2018 due to volume declines, decreases in fuel recovery, lower other revenue and unfavorable mix. These decreases were partially offset by merchandise and intermodal pricing gains.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two month lag.

	Quarters Ended		Years Ended
(Dollars in millions)	Dec. 31, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018
Fuel Surcharge Revenue	$146	$189	$610	$665
Fuel Lag (Expense) Benefit	$(2)	$2	$13	$(14)

Merchandise Volume
Chemicals - Declined due to reduced natural gas liquids, fly ash and sand shipments.
Agricultural and Food Products - Increased due to gains in ethanol as well as sweeteners and oils.
Automotive - Declined due to lower North American vehicle production.
Minerals - Increased due to higher shipments for highway construction and paving projects.
Forest Products - Declined due to reduced pulpboard shipments.
Fertilizers - Gains on short-haul phosphate shipments were offset by declines in long-haul fertilizer shipments.
Metals and Equipment - Declined due to reduced metals shipments, primarily in the steel, construction and scrap markets.

Coal Volume
Domestic coal declined primarily due to lower shipments of utility coal as a result of continued competition from natural gas. Export coal declined due to lower international shipments of both thermal and metallurgical coal as global benchmark prices declined.

	Quarters Ended			Years Ended
(Millions of tons)	Dec. 31, 2019	Dec. 31, 2018	Change	Dec. 31, 2019	Dec. 31, 2018	Change
Coal Tonnage
Domestic	13.3	15.5	(14)%	56.6	57.3	(1)%
Export	8.3	10.4	(20)	38.2	43.1	(11)
Total Coal	21.6	25.9	(17)%	94.8	100.4	(6)%

Intermodal Volume
Domestic and international intermodal declined primarily due to rationalization of low-density lanes.

Other Revenue
Other revenue decreased $33 million versus prior year primarily due to lower revenue for storage at intermodal facilities and demurrage.

CSX Corporation

EXPENSE
Expenses of $1.7 billion decreased $163 million, or 9%, in fourth quarter 2019 when compared to fourth quarter 2018 primarily driven by efficiency gains and volume savings, partially offset by inflation.
Labor and Fringe expense decreased $20 million due to the following:

•	Efficiency and volume savings of $70 million primarily resulted from lower headcount, less overtime and reduced crew starts.

•
Total incentive compensation increased $13 million primarily due to the acceleration of stock compensation expense for certain retirement-eligible employees, partially offset by a lower expected annual incentive payout.

•	Other costs increased $37 million primarily due to inflation and the recognition of railroad retirement tax refunds in the prior year.
Materials, Supplies and Other expense decreased $106 million due to the following:

•	Efficiency and volume savings of $82 million primarily resulted from lower operating support costs, reduced equipment maintenance expenses and lower terminal costs.

•	Asset impairment charges of $20 million in 2018. There were none in 2019.

•	Gains from real estate and line sales were $22 million in 2019 compared to $32 million in 2018.

•	All other costs decreased $14 million due to several non-significant items, partially offset by inflation.
Depreciation expense decreased $1 million as additional expense of $10 million resulting from a 2019 depreciation study was more than offset by other items, none of which were individually significant.
Fuel expense decreased $37 million primarily due to a 7% price decrease, lower volume and cost savings from fuel efficiency initiatives.
Equipment and Other Rents expense increased $8 million primarily due to several non-significant items, including inflation, partially offset by volume savings.
Equity Earnings of Affiliates increased $7 million primarily due to higher net earnings at Conrail and TTX.

Employee Counts (Estimated)

	Quarters Ended			Years Ended
	Dec. 31, 2019	Dec. 31, 2018	Change	Dec. 31, 2019	Dec. 31, 2018	Change
Average	20,912	22,484	(1,572)	21,561	22,901	(1,340)
Ending	20,908	22,475	(1,567)	20,908	22,475	(1,567)

Fuel Expense

	Quarters Ended		Years Ended
(Dollars and gallons in millions, except price per gallon)	Dec. 31, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018
Estimated Locomotive Fuel Consumption (Gallons)	93.7	105.4	391.8	424.0
Price per Gallon (Dollars)	$2.12	$2.29	$2.10	$2.28
Total Locomotive Fuel Expense	$199	$241	$823	$967
Non-locomotive Fuel Expense (a)	17	12	83	79
Total Fuel Expense	$216	$253	$906	$1,046
(a) During fourth quarter 2018, a year-to-date reclassification was made between fuel and materials, supplies and other.

CSX Corporation

OPERATING STATISTICS (Estimated)
Operating performance continued to improve in fourth quarter 2019, with train velocity increasing 12% and car dwell decreasing 9%, both to all-time record levels. The Company remains focused on executing the operational plan to deliver further service gains, improve transit times and drive higher asset utilization while controlling costs.

From a safety perspective, the FRA train accident frequency rate of 1.69 for the fourth quarter 2019 improved 46% year over year, driven by an all-time record low number of FRA reported train accidents. The FRA reportable personal injury frequency index of 1.10 for fourth quarter 2019 was 12% unfavorable year over year, impacted by the reduction in total man-hours on the system due to continued efforts to streamline operations and reduce headcount. The Company is committed to continuous safety improvement and remains focused on reducing risk and enhancing the overall safety of its employees, customers and the communities in which the Company operates.

	Quarters Ended			Years Ended
	Dec. 31, 2019	Dec. 31, 2018	Improvement / (Deterioration)	Dec. 31, 2019	Dec. 31, 2018	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	21.3	19.0	12%	20.5	18.0	14%
Dwell (Hours) (a)	8.4	9.2	9%	8.6	9.5	9%

Revenue Ton-Miles (Billions)
Merchandise	31.3	31.9	(2)%	128.0	128.1	—%
Coal	9.4	11.4	(18)%	41.1	45.5	(10)%
Intermodal	6.9	7.3	(5)%	26.9	29.3	(8)%
Total Revenue Ton-Miles	47.6	50.6	(6)%	196.0	202.9	(3)%

Total Gross Ton-Miles (Billions)	94.7	100.9	(6)%	388.3	402.7	(4)%
On-Time Originations	92%	78%	18%	89%	82%	9%
On-Time Arrivals (b)	85%	74%	15%	79%	75%	5%

Safety
FRA Personal Injury Frequency Index	1.10	0.98	(12)%	0.88	1.03	15%
FRA Train Accident Rate	1.69	3.13	46%	2.13	3.64	41%

Certain operating statistics are estimated and can continue to be updated as actuals settle.

(a) The methodology for calculating train velocity and dwell differs from that prescribed by the Surface Transportation Board. The Company will continue to report train velocity and dwell to the Surface Transportation Board using the prescribed methodology. See additional discussion on the Company's website.
(b) Beginning in the third quarter 2019, the calculation of on-time arrivals has changed to consider a train "on time" if it is delivered within two hours of scheduled arrival. Prior year periods have been restated to conform to this change.

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures the profiled schedule of trains (from departure to arrival and all interim time), and train profiles are periodically updated to align with a changing operation.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation

NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Adjusted Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow is calculated by using net cash from operations and adjusting for property additions and certain other investing activities, which includes proceeds from property dispositions. Adjusted free cash flow excludes the impact of cash payments for the restructuring charge. Free cash flow and adjusted free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities.
The following table reconciles cash provided by operating activities (GAAP measure) to adjusted free cash flow after restructuring, before dividends (non-GAAP measure). The restructuring charge impact to free cash flow in 2018 was tax effected using the Company's applicable tax rate.

	Years Ended
(Dollars in millions)	Dec. 31, 2019	Dec. 31, 2018
Net Cash Provided by Operating Activities	$4,850	$4,641
Property Additions	(1,657)	(1,745)
Other Investing Activities	285	292
Free Cash Flow (before payment of dividends)	3,478	3,188
Add back: Cash Payments for Restructuring Charge (after-tax) (a)	—	11
Adjusted Free Cash Flow Before Dividends (non-GAAP)	$3,478	$3,199
(a) The Company made cash payments related to the restructuring charge of $15 million in 2018.